Exhibit 12


                THE COCA-COLA COMPANY AND SUBSIDIARIES

          COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                      (In millions except ratios)


                           Nine months
                              Ended
                          September 30,           Year Ended December 31,
                                        ------------------------------------------------
                               1998       1997      1996      1995      1994      1993
                            ---------   --------  --------  --------  --------  --------
EARNINGS:

 Income before income
  taxes and changes in
  accounting principles     $ 4,333     $ 6,055   $ 4,596   $ 4,328   $ 3,728   $ 3,185

 Fixed charges                  240         300       324       318       236       213

 Adjustments:
  Capitalized
   interest, net                (11)        (17)       (7)       (9)       (5)      (16)

  Equity (income) loss,
   net of dividends             (52)       (108)      (89)      (25)       (4)      (35)
                            ---------   --------  --------  --------  --------  --------

 Adjusted earnings          $ 4,510     $ 6,230   $ 4,824   $ 4,612   $ 3,955   $ 3,347
                            =========   ========  ========  ========  ========  ========

FIXED CHARGES:

 Gross interest
  incurred                  $   220     $   275   $   293   $   281   $   204   $   184

 Interest portion of
  rent expense                   20          25        31        37        32        29
                            ---------   --------  --------  --------  -------- ---------

 Total fixed charges        $   240     $   300   $   324   $   318   $   236   $   213
                            =========   ========  ========  ========  ======== =========
 Ratios of earnings
  to fixed charges             18.8        20.8      14.9      14.5      16.8      15.7
                            =========   ========  ========  ========  ======== =========

  At September 30, 1998, our Company is contingently liable for guarantees of indebtedness owed by third parties in the amount of $389 million. Fixed charges for these contingent liabilities have not been included in the computations of the above ratios as, in the opinion of Management, it is not probable that we will be required to satisfy the guarantees.